Filed Pursuant to Rule 424(b)(5)
Registration No. 333-114810

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 25, 2004)

4,848,485 Shares

IMMUNOMEDICS, INC.

Common Stock

We are offering up to 4,848,485 shares of our common stock registered on a Registration Statement on Form S-3 (File No. 333-114810) at a price per share of $4.95.

Our common stock is quoted on the NASDAQ Global Market under the symbol “IMMU.” The last reported sale price of our common stock on April 30, 2007 was $5.27 per share.

We are offering these shares of common stock on a best efforts basis primarily to institutional investors. We have retained Lazard Capital Markets LLC to act as the exclusive placement agent in connection with this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Maximum Offering Amount

Public offering price	$4.9500	$24,000,000.75
Placement agent’s fees	$0.2772	$1,344,000.04
Proceeds, before expenses, to us	$4.6728	$22,656,000.71

Our business and an investment in our common stock involve significant risks. To read about factors you should consider before buying shares of our common stock, see the caption “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 11 of the accompanying prospectus.

We estimate the total expenses of this offering, excluding the placement agent’s fees, will be approximately $348,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, the placement agent’s fees and net proceeds to us, if any, in this offering may be substantially less than the maximum offering amounts set forth above. We are not required to sell any specific number or dollar amount of the shares of common stock offered in this offering, but the placement agent will use its commercially reasonable efforts to arrange for the sale of all of the shares of common stock offered. Pursuant to an escrow agreement among us, the placement agent and an escrow agent, some or all of the funds received in payment for the shares of common stock sold in this offering will be wired to a non-interest bearing escrow account and held until we and the placement agent notify the escrow agent that this offering has closed, indicating the date on which the shares of common stock are to be delivered to the purchasers and the proceeds are to be delivered to us.

Lazard Capital Markets

The date of this prospectus supplement is May 1, 2007.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement and the second part is the accompanying prospectus. You should rely only on the information contained in this prospectus supplement or contained in or incorporated by reference in the accompanying prospectus which was dated May 25, 2004, the Prospectus, to which we refer you. We have not authorized anyone to provide you with information that is different. The information contained in this prospectus supplement and contained, or incorporated by reference, in the Prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and or of any sale of common stock. It is important for you to read and consider all information contained in this prospectus supplement and the Prospectus, including the documents incorporated by reference herein and therein, before making your investment decision. You should also read and consider the information described to you under the captions “Where You Can Find More Information” in the Prospectus and “Risk Factors” in this prospectus supplement and the Prospectus before you make an investment decision.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to “we”, “us”, “our”, “company” or similar references mean Immunomedics, Inc. and its subsidiaries.

We are offering to sell, and are seeking offers to buy, the common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement, the Prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the Prospectus outside the United States. This prospectus supplement and the Prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission, or the Commission, allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the Prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities that we may offer with this prospectus supplement and the Prospectus are sold:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2006 and December 31, 2006.

•	Our Definitive Proxy Statement on Schedule 14A filed on October 23, 2006.

•	Our Current Reports on Form 8-K filed on September 26, 2006, November 15, 2006, January 3, 2007 and January 10, 2007.

•

The description of the Registrant’s outstanding common stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission on May 7, 1984, including any amendment or report filed for the purpose of updating the description.

•

All documents we have filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as subsequent to the date of this prospectus supplement and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the date of the filing of the documents.

You may request a copy of these filings at no cost, by writing to or telephoning Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950, Attention: Corporate Secretary; Telephone: (973) 605-8200. Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this prospectus supplement.

This prospectus supplement is part of a registration statement we filed with the Commission. You should rely only on the information contained in this prospectus supplement and the Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

THE OFFERING

Common stock offered by us:	4,848,485 shares

Common stock outstanding before the offering:	69,804,128 shares

Common stock to be outstanding after the offering:	74,652,613 shares

Risk Factors	See “Risk Factors” beginning on page S-12 for a discussion of factors that you should consider before buying shares of our common stock.

Use of proceeds:

We currently anticipate that the net proceeds from the sale of the common stock will be used primarily for research and development, commercialization expenses and for general corporate purposes. We may also use such proceeds to acquire equipment, potential licenses and acquisitions of complementary products, technologies or businesses. See “Use of Proceeds.”

NASDAQ Global Market symbol:	IMMU

The number of shares of common stock outstanding after this offering is based on the number of shares outstanding as of March 31, 2007. As of that date, we had 69,804,128 shares of common stock outstanding, excluding:

•	5,284,800 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2007 at a weighted average exercise price of $7.85 per share;

•	3,128,144 shares of our common stock issuable upon the exercise of warrants outstanding as of March 31, 2007 at a weighted average exercise price of $6.37 per share; and

•	6,686,950 shares of our common stock reserved for future awards under our stock incentive plan as of March 31, 2007.

ABOUT IMMUNOMEDICS, INC.

This summary highlights information contained elsewhere in our filings with the Securities and Exchange Commission. You should read the entire prospectus supplement, the Prospectus and all of our filings with the Securities and Exchange Commission carefully before making an investment decision.

Overview

Immunomedics, Inc. is a biopharmaceutical company focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled, or “naked” form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We have licensed our lead product candidate, epratuzumab, to UCB, S.A., or UCB, for the treatment of all autoimmune disease indications. We have retained the rights for epratuzumab in oncology indications for which UCB has been granted a buy-in option. UCB has the exclusive worldwide license to develop, manufacture, market and sell epratuzumab for all autoimmune indications, including the responsibilities of completing the clinical and regulatory submissions for systemic lupus erythematosus, or SLE, clinical trials. At present, there is no cure for lupus and no new lupus therapy has been approved in the U.S. in the last 40 years. We believe that our portfolio of intellectual property, which includes 108 issued patents in the United States and more than 250 other issued patents worldwide, is essential to protecting our product candidates and technologies.

Developments Relating to UCB License Agreement

On May 9, 2006 we entered into a Development, Collaboration and License Agreement, or the UCB Agreement, with UCB, providing UCB an exclusive worldwide license to develop, manufacture, market and sell epratuzumab for the treatment of all autoimmune disease indications. Under the terms of the UCB Agreement, we retain the rights to develop epratuzumab in the field of oncology, and UCB has an option to acquire development and commercialization rights to epratuzumab with respect to cancer indications at anytime prior to the first commercial sales thereof. If UCB exercises its buy-in right with respect to epratuzumab in the field of oncology, UCB will reimburse us for the development cost actually incurred, plus a buy-in fee. Under the terms of the UCB Agreement, we received initial cash payments totaling $38 million from UCB, which includes a $25 million upfront payment, plus a $13 million reimbursement for development costs of epratuzumab related to our clinical development of epratuzumab in patients with certain autoimmune conditions prior to the date of the UCB Agreement.

We determined that all elements under the UCB Agreement should be accounted for as a single unit of accounting under EITF 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. In accordance with SAB No. 104 (Topic 13, Revenue Recognition), deferral of revenue is appropriate regarding nonrefundable, upfront fees received in single unit of accounting arrangements. As we have continuing obligations under the UCB Agreement, we recorded the $38 million payment as deferred revenue. We are recognizing this deferred revenue over our best estimate of the period of time required to fulfill our obligations under the UCB Agreement. Through December 31, 2006, we amortized the $38 million of deferred revenue amount over the period, which was the Company’s best estimate of the period of time required for the parties to fulfill their obligations under the UCB Agreement (originally estimated at approximately three and one-half years). Accordingly, the Company recognized $5,335,000 as license fee revenues through the six-month period ended December 31, 2006.

On September 26, 2006, UCB decided to temporarily suspend the clinical trials of epratuzumab for patients with SLE. This suspension was implemented due to UCB’s concerns regarding the sterility assurance in the final product. This was a voluntary precautionary step. There had been no reports of clinical safety issues regarding this matter. As a result of this step, the FDA and certain other regulatory authorities instituted a clinical hold status of these trials. On November 14, 2006, the FDA notified UCB that the clinical hold on existing trials with epratuzumab in patients with lupus was lifted. The Company did not incur significant expenses regarding this temporary suspension.

In January 2007, UCB decided to stop further new patient enrollment into the SLE clinical trials designed and initiated by the Company. Investigators have been advised by UCB of this decision, and protocol amendments have been submitted to Institutional Review Boards to seek approval to treat patients with SLE who demonstrated clinical benefit in these trials. At that time, UCB and its experts in the field of SLE believed that the existing clinical trial protocols should be revised, including potential changes to patient enrollment criteria as such changes may result in more rapid patient enrollment.

In early March 2007, UCB made a determination to stop the SLE clinical trials designed and initiated by Immunomedics. UCB and their experts in the field of SLE have decided to establish new protocols under which new clinical trials for the treatment of SLE would be conducted. The clinical trial data from the recently stopped trials collected to date are extremely valuable and will be analyzed as support for the new clinical trials. The protocols for the new SLE clinical trials will need to be reviewed and approved by the regulatory authorities. As a result of the UCB decision in March 2007, the Company is no longer able to determine when these clinical trials will take place nor can it determine how these decisions will impact its obligation period under the terms of the agreement with UCB. Accordingly, beginning in the third quarter of fiscal 2007, the Company will cease amortizing to revenue the deferred revenue recorded with the receipt of the up front payments from UCB at the inception of the license agreement until such time as the obligation period is reasonably determinable. We have been advised by UCB that it remains committed to developing epratuzumab for the treatment of SLE.

Therapeutic Product Candidates

We currently have antibody product candidates in clinical development targeting B-cell non-Hodgkin’s lymphoma, or NHL, other B-cell mediated diseases and various solid tumors. All of our therapeutic product candidates are “humanized” antibodies, which means that the portion of the antibody derived from mouse (murine) DNA sequences is generally less than 10%.

We believe that each of our antibodies has therapeutic potential either when administered alone or when conjugated with therapeutic radioisotopes (radiolabeled), chemotherapeutics or other toxins to create unique and potentially more effective treatment options. The attachment of various compounds to antibodies is intended to allow the delivery of these therapeutic agents to tumor sites with greater precision than conventional radiation therapy or chemotherapeutic approaches. This treatment method is designed to reduce the total exposure of the patient to the therapeutic agents, which ideally minimizes debilitating side effects. We are currently focusing our efforts on unlabeled, or “naked” antibodies and antibodies conjugated with drugs or toxins, and on the use of radioisotopes, such as Yttrium-90, sometimes referred to as Y-90, and Iodine-131, sometimes referred to as I-131.

We also have a number of other product candidates that target solid tumors and hematologic malignancies and other diseases in various stages of pre-clinical development, although it is too early to assess which of these, if any, will merit further evaluation in clinical trials. In an effort to permit an effective use of our resources, our clinical development focus has been reduced to three different antibodies in a limited number of indications.

The table below summarizes the status of our current therapeutic product candidates in clinical development, which assumes we will obtain adequate financing to continue these trials of which there is no assurance:

Program and Product Candidate	Description/Target Antigen	Disease Indication	Development Status
CD22 Program: Epratuzumab
IMMU-103	Unlabeled CD22 antibody	Non-Hodgkin’s lymphoma	Phase II clinical trials completed
IMMU-102	Y-90-labeled CD22 antibody	Non-Hodgkin’s lymphoma	Phase I/II clinical trials ongoing

CD20 Program
IMMU-106	Unlabeled CD20 antibody	Non-Hodgkin’s lymphoma	Phase I/II clinical trial ongoing

PAM4 Program
IMMU-107	Y-90-labeled PAM4 antibody	Pancreatic cancer	Phase I/II clinical trial ongoing

CD22 Program: Epratuzumab

Our most advanced therapeutic product candidate, IMMU-103, is an unlabeled humanized antibody which targets an antigen, known as CD22, found on the surface of B-lymphocytes, a type of white blood cell. Our humanized CD22 antibody has been shown not to evoke any substantial anti-epratuzumab antibodies in NHL patients, even after repeated dosing, making it a potentially good candidate for treating patients with a chronic, autoimmune diseases.

In October 2004, updated clinical results of epratuzumab in patients with systemic lupus erythematosus, or SLE, were presented at the 68th annual scientific meeting of American College of Rheumatology/Association of Rheumatology Health Professionals. The objective of the open label, single-center study was to evaluate the safety, tolerability, lack of immunogenicity and early evidence of efficacy of epratuzumab, which was administered as a single agent every other week, for a total of four doses. A scoring system called BILAG (British Isle Lupus Assessment Group) was used to measure the level of disease activity in these patients prior to, and at several time points post administration of epratuzumab. Patients with mild to moderate SLE activity (defined by Global BILAG scores of 6-12 prior to treatment) were enrolled. A high BILAG score indicates increased disease activity.

SLE assessments after treatment demonstrated consistent clinical improvement, with decreased global BILAG scores for all fourteen enrolled patients compared to the pre-therapy scores. Specifically, nine out of fourteen patients (64%) had lowered their pre-treatment global BILAG scores by 50% or more, twenty-four hours post-therapy. Furthermore, six of the seven patients who had returned for their six-month check-up retained clinical benefit. In all patients, the treatment was well tolerated with infusions completed in about one hour, and no evidence of reactions or immunogenicity.

Based on these positive results, we submitted an application to the U.S. Food and Drug Administration, or FDA, for Fast Track designation and in January 2005, received notice from the FDA granting epratuzumab Fast Track Product designation for the treatment of patients with moderate and severe SLE. The fast track programs of the FDA are designed to facilitate drug development and to expedite the review of new drugs that are intended to treat serious or life threatening conditions, and that demonstrate the potential to address unmet medical needs. As such, the fast track designation allows for close and frequent interaction with the agency. A designated fast track drug may also be considered for priority review with a shortened review time, rolling submission and accelerated approval, if applicable.

In May and June 2005, we initiated two pivotal Phase III clinical trials to further evaluate the safety and efficacy of epratuzumab for the treatment of patients with moderate and severe SLE. These pivotal trials were designed as randomized, double-blinded, placebo-controlled, multi-center studies using the BILAG index to monitor and assess disease activity. The trials have been named “ALLEVIATE” or Alleviate Lupus Affliction with Epratuzumab and Validate its Autoimmune Safety and Efficacy. One trial, ALLEVIATE A, was for patients with severe SLE flares, and the second trial, ALLEVIATE B, was for patients with moderately active SLE.

SLE is a serious autoimmune disease affecting approximately 1.5 million Americans, according to the Lupus Foundation of America. In the United States, women with SLE outnumber men by a ratio of nine to one, and 80% of female patients develop lupus between the ages of 15 and 45. At present, there is no cure for lupus and no new lupus drug has been approved in the United States for nearly 40 years. Lupus most often results in chronic inflammation and pain affecting various parts of the body, especially the skin, joints, blood and kidneys. The disease can be serious and life threatening. Current treatments include corticosteroids, nonsteroidal anti-inflammatory drugs, immunosuppressives, and antimalarials.

A second autoimmune disease that we have evaluated with epratuzumab is Sjögren’s syndrome, a disease that currently affects between 2 to 4 million Americans. We presented results from our open-label, non-randomized, two-center Phase I/II trial in June 2005, at the European League Against Rheumatism, or EULAR, Annual European Congress of Rheumatology. Seventeen patients with primary Sjögren’s syndrome were enrolled in this study to assess feasibility, safety and early evidence of efficacy. Over an eight-week period, patients received 360 mg/m2 of epratuzumab every two weeks for a total of four doses. Fourteen patients received all four infusions without reactions, with a median infusion time of fifty minutes. One patient discontinued the third infusion due to an acute infusion reaction, but completed the fourth infusion with no further reaction.

Patients reported improvements in their clinical signs and symptoms that include: dry eyes, dry mouth, fatigue, tender joints, tender points, tear and salivary flow. Specifically, twenty-four hours after the last treatment, symptomatic improvements ranging from 100% of patients experiencing tender joints to 33% of patients with salivary flow were observed. Moreover, when these patients were evaluated twelve weeks post therapy, 86% of patients who showed tender joints improvement retained a clinical benefit, as did 20% of patients with increased salivary flow. Follow-up in these patients is ongoing.

Epratuzumab seems to show activity causing a mild decrease in the number of circulating B-lymphocytes, thus perhaps reducing the risk of infection. Consistent with our past clinical experience with the antibody, we have found a reduction of 30% to 50% in circulating B-cells in the patients enrolled in both the SLE and Sjögren’s syndrome trials. These data suggest that B-cell modulation may be the primary mechanism of action of epratuzumab, and that complete depletion of B-cells is not necessary to provide a clinical benefit.

Epratuzumab has also demonstrated good safety, tolerability, and clinical efficacy in more than 340 patients with non-Hodgkin’s lymphoma. Results from our clinical trials in patients with NHL have been published in The Journal of Clinical Oncology and Clinical Cancer Research.

We are providing clinical supplies for two investigator-sponsored Phase II clinical trials in oncology. The first one is sponsored by the North Central Cancer Treatment Group of the National Cancer Institute evaluating epratuzumab in combination with rituximab and CHOP chemotherapy for patients with previously untreated diffuse large B-cell lymphoma. Preliminary results from this study have recently been published on-line in the journal Cancer. The second study, led by the Children’s Oncology Group of the National Cancer Institute, is testing chemotherapy plus epratuzumab in children with relapsed acute lymphoblastic leukemia. While the clinical results to date have been encouraging, we are not able to determine when, if ever, epratuzumab will be approved for sale in the U. S. or anywhere else. Even if it is approved, there can be no assurance that it will be commercially successful or that we will ever receive revenues equal to our financial investment in this product candidate.

CD20 Program

Similar to CD22, CD20 is an antigen that is expressed on B-lymphocytes. Rituximab is a chimeric antibody (comprised of one-third mouse and two-thirds human protein) that binds to the CD20 antigen. IMMU-106 is our humanized CD20 antibody (90-95% human and the remainder mouse) constructed of binding sites to CD20, which makes it very similar to rituximab in affinity and potency. IMMU-106 is currently in Phase I/II clinical trials in patients with NHL. We believe our Company is the first to bring a humanized CD20 antibody into clinical testing. We also believe that this humanized CD20 antibody may be less immunogenic than those with increased mouse protein, and therefore, may be more appropriate to use in patients where repeated dosing would be required, or patients with well preserved immune systems (e.g., patients with autoimmune diseases).

PAM4-Y-90 Program

PAM4 or IMMU-107 is our solid tumor therapeutic product candidate. It is a humanized monoclonal antibody highly specific for pancreatic cancer. Preclinical studies in mice with transplanted human pancreatic cancer have demonstrated that the antibody labeled with Y-90 has activity by itself as well as in combination with gemcitabine, a radiosensitizing chemotherapeutic that is commonly used to treat this disease. In fact, the combination appeared to be more effective than either IMMU-107 or gemcitabine alone. A dose-escalation Phase I/II study is currently ongoing for patients with pancreatic cancer. We intend to also evaluate IMMU-107 in combination with gemcitabine in future clinical trials.

CD22-Y-90 Program

IMMU-102 (Y-90-labeled epratuzumab) is our radiolabeled CD22 antibody product candidate being evaluated in patients with NHL. Radioimmunotherapy (RAIT) combines the targeting power of monoclonal antibodies with the cell-damaging ability of localized radiation. When infused into a patient, these radiation-carrying antibodies circulate in the body until they locate and bind to the surface of specific cells, and then deliver their cytotoxic radiation more directly to the cells. This therapy, unlike chemotherapy, mainly selects cancer cells, has fewer side effects, and may be administered on an outpatient basis.

Current RAIT treatments for NHL such as tositumomab and ibritumomab tiuxetan are radiolabeled murine antibodies targeting the CD20 antigen on the surface of mature B-lymphocytes and B-lymphocyte tumors. Epratuzumab is a humanized monoclonal antibody that targets the CD22 antigen on B-lymphocytes. The internalizing property of epratuzumab is well suited for delivering radiation from the potent radioisotope, yttrium-90, selectively and locally to lymphoma cells that express the CD22 antigen. Moreover, because epratuzumab is humanized, IMMU-102 can potentially be administered to patients repeatedly in smaller doses than the regimens used by tositumomab and ibritumomab tiuxetan. Researchers found that splitting the dose over two or three fractions made it tolerable to patients while delivering higher radioactivity to tumor cells. We continue to evaluate IMMU-102 in a Phase I/II dose-escalation trial being conducted in Europe. This clinical trial is examining the safety and efficacy of IMMU-102 in patients with indolent or aggressive NHL who have had a relapse of disease following standard chemotherapy.

CEA Program

We have developed another solid tumor therapeutic product candidate that targets an antigen known as carcinoembryonic antigen, or CEA. The CEA antigen is abundant at the site of virtually all cancers of the colon and rectum, and is associated with many other solid tumors, such as breast and lung cancers. We are not currently conducting clinical trials with our CEA antibody, or IMMU-111, however, we are providing clinical supplies for an investigator-sponsored Phase II clinical trial in Germany, evaluating repeat dosing in patients with resected liver metastases of colorectal cancer.

IMMU-111, our I-131-labeled CEA antibody, has been tested in a single-center, Phase II trial in Europe in patients with proven metastatic colorectal cancer after surgical resection of their liver metastases. Twenty-three patients who underwent surgery for liver metastases of colorectal cancer received a dose of 40 – 60 mCi/m2 of IMMU-111. Safety, disease-free survival and overall survival were determined and compared retrospectively to similar control patients treated at the same institution and in a similar timeframe, but without receiving IMMU-111. At the 41st Annual Meeting of the American Society of Clinical Oncology in May 2005, we reported that, with a median follow-up of 64 months, median overall survival on 19 assessable patients from the first liver resection was 68.0 months vs. 31.0 months for the control group. Disease-free survival for IMMU-111 patients had a median of 18.0 months vs. 12.0 months for the controls. Five-year survival was 51.3% for the IMMU-111 and 7.4% for the control groups. We believe that these initial results with IMMU-111 are encouraging, and will need to be confirmed in future prospectively randomized trials comparing those receiving IMMU-111 with patients receiving standard care.

IMMU-100, the unlabeled form of our CEA antibody, also called Labetuzumab, has completed a Phase I/II dose-escalation trial in patients with colorectal or breast cancer. This trial was performed to demonstrate the safety of administering repeated high doses of the unlabeled CEA antibody so that future trials could examine unlabeled antibody combined with chemotherapy in various solid tumors. This is because preclinical results suggested that this antibody is capable of enhancing the effects of certain cancer drugs. Currently, we have no clinical studies ongoing with the naked CEA antibody.

Our Y-90-labeled CEA antibody, IMMU-101, has completed two multicenter Phase I trials in patients with advanced colorectal or pancreatic cancer. Results from these studies, involving 15-18 patients each, showed tumor targeting, acceptable normal organ radiation doses, and defined the maximum tolerated dose for a single administration.

CD74 Program

CD74 is a rapidly internalizing type-II transmembrane chaperone molecule associated with MHC class II. It actively directs transport from the cell surface to an endosomal compartment and as such is a unique target for antibody-drug immunoconjugate therapy. We have observed high expression of CD74 in human non-Hodgkin’s lymphoma and multiple myeloma clinical specimens and cell lines, and have developed IMMU-115, a naked humanized antibody, targeting the CD74 antigen. In preclinical studies, IMMU-115 has demonstrated activity in animal models of non-Hodgkin’s lymphoma and multiple myeloma with doses as low as 25µg. Benefits were greater in the myeloma model, in which median survival time was increased more than 4.5-fold. We have begun Phase I/II clinical trials with IMMU-115 in patients with multiple myeloma.

IMMU-110 is the CD74 antibody conjugated with the cancer drug, doxorubicin. This antibody was chosen as our first drug immunoconjugate because of its rapid internalization into CD74-expressing cells. Preclinical in vitro results demonstrated that IMMU-110 binds specifically to CD74-expressing non-Hodgkin’s lymphoma and multiple myeloma cell lines with sub-nanomolar affinity, and produces a cytotoxicity level approaching that of free doxorubicin. No significant difference was observed between the drug immunoconjugate and the naked antibody in their pharmacokinetic and biodistribution profiles. In vivo efficacy studies in human NHL and multiple myeloma animal models demonstrated that IMMU-110, given as a single injection, was efficacious with doses as low as 35µg and administration as late as ten days after tumor cell inoculation. Antibody-targeted selective delivery of anticancer drugs against antigens expressed on cancer cells can potentially improve the therapeutic index of anticancer drugs.

Diagnostic Imaging Products

We have transitioned our focus away from the development of diagnostic imaging products in order to accelerate the development of our therapeutic product candidates. Consistent with our de-emphasis on our diagnostic business, during the 2006 fiscal year we ceased commercialization of CEA-Scan. We will continue to be manufacture and commercialize LeukoScan in territories where regulatory approvals have been granted. Furthermore, as of June 30, 2006, research and development into diagnostic product candidates was no longer a material portion of our business.

LeukoScan

LeukoScan® uses a mouse monoclonal antibody fragment that first targets and then binds to a type of white blood cell known as a granulocyte. These cells are associated with a potentially wide range of infectious and inflammatory diseases.

Research and Development Programs

We have historically invested heavily in our research and development programs, spending approximately $10,355,000 for these programs for the six-month period ended December 31, 2006, $22,781,000 for these programs during fiscal year ended June 30, 2006, $27,028,000 for these programs during the fiscal year ended June 30, 2005 and $21,934,000 for these programs during the fiscal year ended June 30, 2004. We intend to continue to commit funds for product development; however, in the future UCB will assume the expenses related to the SLE clinical trials. The above discussion is a brief summary of our principal research and development programs as of March 31, 2007.

Other Antibody-Directed Therapy Approaches

Our majority owned subsidiary, IBC Pharmaceuticals, Inc., or IBC, has been working since 1999 on the development of novel cancer radiotherapeutics using patented pre-targeting technologies with proprietary, bi-specific antibodies. This pre-targeting technique involves the administration of an unlabeled antibody to the patient on day one, followed by the administration of a separate radionuclide or other therapeutic, conjugated to a peptide, a few days later. This delay permits the patient’s body to eliminate antibodies, which have not bound to the disease site and are therefore superfluous. A second recognition group is then attached, either to the radionuclide or therapeutic drug, such that the radionuclide or drug is localized to the antibody pre-targeted to the tumor site. Using such methods in pre-clinical human tumor models, target-to-blood uptake ratios of radionuclide have been improved by up to forty times compared to the use of antibodies radiolabeled in the conventional manner. While this advantage is somewhat offset by the greater complexity involved in multiple administration and timing of reagents, after achieving promising results from animal studies on this technology, we have decided to continue clinical studies in France using Iodine-131 as the therapeutic agent and a bi-specific antibody having our humanized anti-CEA antibody.

A Phase I clinical trial, which has defined the maximum tolerated dose of the I-131 peptide, and the optimal dose of the bispecific CEA antibody and the interval between the unlabeled chemically conjugated bispecific antibody and the labeled peptide, has been completed in France. Evidence of good tolerability and disease stabilization were reported for this trial at scientific meetings, including the June 2004 51st Annual Meeting of the Society of Nuclear Medicine. Based on the positive outcome of the Phase I study, a multicenter Phase II study in patients with medullary thyroid cancer, or MTC, has been initiated and will be supported, assuming that there is adequate financing available to fund this trial. The primary objective of this study is to confirm feasibility and safety, and to assess efficacy in this rare disease with very limited therapeutic options.

Preclinical studies by IBC continue for the development of new bispecific antibodies (fusion proteins) and peptides for improved targeting and treatment strategies, including multiple binding-arms for the tumor-targeting antibody and new carrier peptides that allow attachment of different kinds of therapeutic and diagnostic isotopes. Some of these results have been published in prominent cancer journals, such as Cancer Research and Clinical Cancer Research, and also at cancer conferences, such as the 2004 Annual Meeting of the American Association for Cancer Research. One or more of these new forms of each of the two reagents are being studied and tested for potential further clinical development. We believe that this new pre-targeting system may constitute the next generation of cancer radioimmunotherapy, and may also be applicable for the more targeted delivery of cancer drugs.

Peptides

During the past year, we continued to refine our proprietary methods for the radiolabeling of peptides with technetium-99m (Tc-99m) to the point where we are now capable of producing these peptides at clinical-scale levels using single-vial kits. These methods will be generally applicable to the preparation of radioconjugates and will enable rapid evaluation of different peptide-receptor systems. In related work, similar synthetic methods have also been used to prepare peptide conjugates that can be radiolabeled with Iodine-124, Gallium-68 (Ga-68), Indium-111 and Yttrium-90, which are being applied to the bi-specific pre-targeting technology that is being developed through IBC. We believe that these developments may allow for the introduction of a new class of diagnostic imaging agents using both traditional gamma-emitting isotopes, such as Tc-99m, and positron-emitting isotopes, such as I-124 and Ga-68, particularly since pre-targeting methods being developed with IBC are showing very high tumor/normal tissue ratios.

Dock-and-Lock Platform Technology

We have developed a new platform technology, named the Dock-and-Lock, or DNL, method, which has the potential for making a considerable number of bioactive molecules of increase complexity. The initial validation of the DNL method was provided by the successful generation of a series of trivalent bispecific binding proteins consisting of two identical antibody-Fab fragments tethered site-specifically to a different Fab fragment via a pair of distinct linker modules found in nature. The first of such trimeric Fab-based proteins, TF2, has been produced in high yields and shown to be a superior pretargeting agent for imaging CEA-positive human tumor xenografts in mice, thus these stably tethered multifunctional structures of defined composition made by the dock and lock method may be used for cancer targeting. More recent preclinical results obtained with TF2 also demonstrate excellent visualization of micrometastases in the lungs using positron-emission tomography, or PET, scanning.

The DNL method judiciously combines conjugation chemistry and genetic engineering to enable not only the creation of novel human therapeutics, but potentially also the construction of improved recombinant products over those currently on the market. Therefore, in the near term, we plan to demonstrate its commercial potential by producing new versions of several successful biotechnology products with enhanced potency and better bioavailability. Meanwhile, the versatile and modular DNL method may allow us to expand the existing product portfolios to include multivalent, multispecific antibodies, immunodrugs, and various types of vaccines for preclinical and clinical development.

Executive Offices, Telephone Number and Website

Our principal executive offices are located at 300 American Road, Morris Plains, New Jersey 07950, and our telephone number is (973) 605-8200. Our website address is www.immunomedics.com. The information on our website is not incorporated by reference into this prospectus supplement and should not be considered a part of this prospectus supplement.

RISK FACTORS

Our business is subject to certain risks and uncertainties, each of which could materially adversely affect our business, financial condition, cash flows and results of operations.

Risks Relating to Our Business, Operations and Product Development

We have a long history of operating losses and it is likely that our operating expenses will continue to exceed our revenues for the foreseeable future.

We have incurred significant operating losses since our formation in 1982, and have never earned a profit since that time. As of December 31, 2006, we had an accumulated deficit of approximately $211,000,000, including a net loss of $6,963,000 for the six-month period ended December 31, 2006. In May 2006, we entered into an agreement with UCB, granting UCB the exclusive, worldwide license to develop, manufacture, market and sell epratuzumab, our humanized CD22 antibody, for all autoimmune disease indications. The only significant revenue we have earned to date has come from licensing arrangements through partnership arrangements with UCB and Amgen Inc., or Amgen, and the limited sale of our two diagnostic imaging products in Europe and, to a lesser degree in the United States. We had previously licensed epratuzumab to Amgen in 2001, which agreement was terminated in April 2004. In addition, we have made the strategic decision to de-emphasize sales of our diagnostic products and focus on our therapeutic pipeline. We have never received revenue from the commercialization of any therapeutic product. We expect to continue to experience significant operating losses as we invest further in our research and development activities while simultaneously attempting to develop and commercialize our other therapeutic product candidates. If we are unable to develop commercially viable therapeutic products, it is likely that we will never achieve significant revenues or become profitable, either of which would jeopardize our ability to continue as a going concern.

Our most advanced therapeutic product candidates are still only in the clinical development stage, and will require us to raise capital in the future in order to fund further expensive and time-consuming studies before they can even be submitted for final regulatory approval.

Our most advanced therapeutic product candidates are still in the clinical development stage and will not be available for commercial sale any time soon, if ever. In order to complete the clinical development process for each of our product candidates, it will be necessary to invest significant financial resources, and devote a great deal of time and effort, just to reach the point where an application for final FDA or foreign regulatory approval can be submitted. In addition, we will need to raise additional capital to finance the costly process of obtaining approval for any of our current products should we get to that stage of product development.

Clinical trials involve the administration of a product candidate to patients who are already extremely ill, making patient enrollment often difficult and expensive. Moreover, even in ideal circumstances where the patients can be enrolled and then followed for the several months or more required to complete the study, the trials can be suspended, terminated or otherwise fail for any number of reasons, including:

•	later-stage clinical trials may raise safety or efficacy concerns not readily apparent in earlier trials;

•	unforeseen difficulties in manufacturing the product candidate in compliance with all regulatory requirements and in the quantities needed to complete the trial may be cost-prohibitive;

•	while underway, the continuation of clinical trials may be delayed, suspended or terminated due to modifications to the clinical trial’s protocols based on interim results obtained;

•	our collaboration partner may suspend or cease trials in their sole discretion;

•	during the long trial process, alternative therapies may become available which make further development of the product candidate impracticable; and

•	if we are unable to obtain the additional capital we need to fund all of the clinical trials we foresee, we may forced to cancel or otherwise curtail some important trials.

Any failure or substantial delay in successfully completing clinical trials for our product candidates, particularly the ongoing trials for our most advanced product candidate, epratuzumab, could severely harm our business and results of operation.

Once the clinical development process has been successfully completed, our ability to derive revenues from the sale of therapeutics will depend upon our first obtaining FDA as well as foreign regulatory approvals, all of which are subject to a number of unique risks and uncertainties.

Even if we are able to demonstrate the safety and efficacy of our product candidates in clinical trials, if we fail to gain timely approval to commercialize our product candidates from the FDA and other foreign regulatory authorities, we will be unable to generate the revenues we will need to build our business. These approvals may not be granted on a timely basis, if at all, and even if and when they are granted they may not cover all the indications for which we seek approval. For example, while we may develop a product candidate with the intention of addressing a large, unmet medical need, the FDA may only approve the use of the drug for indications affecting a relatively small number of patients, thus greatly reducing the market size and our potential revenues. The approvals may also contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use, which could further narrow the size of the market. There may be questions regarding manufacturing processes, such as the recent concern by UCB regarding the sterility assurance in the final production process of epratuzumab. Finally, even after approval can be obtained, we may be required to recall or withdraw a product as a result of newly discovered safety or efficacy concerns, either of which would have a materially adverse effect on our business and results of operations.

In order to become a profitable biopharmaceutical company, we will need to raise significant amounts of additional funding. Because it can be difficult for a small-cap company like ours to raise equity capital or obtain debt proceeds on acceptable terms, we cannot assure you that we will be able to obtain the necessary capital when we need it, or on acceptable terms, if at all.

Even if our technologies and product candidates are superior, if we lack the capital needed to bring our future products to market, we will never be successful. We have obtained the funding necessary for our research and development programs to date primarily from the following sources:

•	$38,000,000 from UCB in May 2006 to license the rights to develop, manufacture and commercialize epratuzumab for the treatment of all autoimmune disease indications;

•	approximately $237,000,000 from the public and private sale of our debt and equity securities through December 31, 2006;

•	$18,000,000 from Amgen under our epratuzumab licensing agreement, which was terminated in 2004; and

•	limited product sales of CEA-Scan® and LeukoScan®, licenses, grants and interest income from our investments.

With the agreement with UCB and receipt of the initial payments related thereto we will have sufficient funds for our research and development programs at least through the next twelve months. We intend to continue expending substantial capital on our research and development programs. We will eventually need to raise additional capital in order to obtain the necessary regulatory approvals and then be able to commercialize our other therapeutic products. Our capital requirements are dependent on numerous factors, including:

•	the rate at which we progress our research programs and the number of product candidates we have in pre-clinical and clinical development at any one time;

•	the cost of conducting clinical trials involving patients in the United States, Europe and possibly elsewhere;

•	our need to establish the manufacturing capabilities necessary to produce the quantities of our product candidates we project we will need;

•	the time and costs involved in obtaining FDA and foreign regulatory approvals;

•	the cost of first obtaining, and then defending, our patent claims and other intellectual property rights; and

•	our ability to enter into licensing and other collaborative agreements to help off-set some of these costs.

There may be additional cash requirements for many reasons, including, but not limited to, changes in our research and development plans, the need for unexpected capital expenditures or costs associated with any acquisitions of other businesses, assets or technologies that we may choose to undertake. If we deplete our existing capital resources, we will be required to either obtain additional capital quickly, or else significantly reduce our operating expenses and capital expenditures, either of which could have a material adverse effect on us.

Our ability to raise future capital on acceptable terms will depend not only upon our operating performance, but also on conditions in the public and private debt and equity markets, as well as the overall performance of other companies in the biopharmaceutical and biotechnology sectors. Financing may not be available to us when we need it on terms we find acceptable, if at all. Furthermore, the terms of any such debt or equity financing may include covenants which limit our future ability to manage the business, contain preferences, privileges and rights superior to those enjoyed by holders of our common stock or cause substantial dilution to our existing stockholders.

If we cannot successfully and efficiently manufacture the compounds that make up our products and product candidates, our ability to sell products and conduct clinical trials will be impaired.

Our ability to conduct our pre-clinical and clinical research and development programs depends, in large part, upon our ability to manufacture our proprietary compounds in accordance with FDA and other regulatory requirements. While we have completed construction on the major expansion of our manufacturing facilities in New Jersey in anticipation of our current and future needs, we have no historical experience in manufacturing these compounds in significant quantities, and we may not be able to do so in the quantities and with the degree of purity that is required.

We are dependent upon UCB for the final development and commercialization of epratuzumab for the treatment of autoimmune disease indications worldwide, and they may not be successful.

We have licensed the exclusive worldwide rights of our most advanced therapeutic compound, epratuzumab, to UCB. As a result, UCB is solely responsible, and we are depending upon it, for completing the clinical development of epratuzumab, obtaining all necessary regulatory approvals, and then commercializing and manufacturing the compound for sale. If UCB does not fully perform its responsibilities under our agreement, or if the clinical trials to be conducted by UCB are not successful or are terminated by UCB for any other reason, our ability to commercialize this product candidate in the future, as well as other product candidates we have in development that are closely related to epratuzumab, would be severely jeopardized. In such event, it is likely we would never receive any of the milestone payments or royalties that we are eligible to receive under our agreement with UCB, and our ability to fund the development and testing of our other product candidates would be adversely affected.

We amortize the $38 million upfront payment received from UCB as revenue over the period of time of our expected obligations in accordance with the terms of our agreement with UCB. UCB has recently decided to stop the SLE clinical trials designed and initiated by us and to establish new protocols for clinical trials for the treatment of SLE, which may generate more rapid patient enrollment. These new protocols will need to be reviewed and approved by the regulatory authorities. We are unable to determine at this point how these decisions will impact our obligation period under the terms of the agreement with UCB. Accordingly, beginning in the third quarter of fiscal 2007, we will cease amortizing to revenue the deferred revenue recorded with receipt of the up front payments from UCB at the inception of the license agreement until such time as the obligation period is reasonably determinable. Additionally, we are unable to determine at this time the impact, if any, of UCB’s decision to stop clinical trials on any milestone or royalty payments we may receive in the future from UCB.

Our future success will depend upon our ability to first obtain and then adequately protect our patent and other intellectual property rights, as well avoiding the infringement of the rights of others.

Our future success will be highly dependent upon our ability to first obtain and then defend the patent and other intellectual property rights necessary for the commercialization of our product candidates. We have filed numerous patent applications on the technologies and processes that we use in the United States and certain foreign countries. Although we have obtained a number of issued United States patents to date, the patent applications owned or licensed by us may not result in additional patents being issued. Moreover, these patents may not afford us the protection we need against competitors with similar technologies or products.

The successful development of therapeutic products frequently requires the application of multiple technologies that may be subject to the patent or other intellectual property rights of third parties. Although we believe it is likely we will need to license technologies and processes from third parties in the ordinary course of our business, we are not currently aware of any material conflict involving our technologies and processes with any valid patents or other intellectual property rights owned or licensed by others. In the event that a third party were to claim such a conflict existed, they could sue us for damages as well as seek to prevent us from commercializing our product candidates. It is possible that a third party could successfully claim that our products infringe on their intellectual property rights. Uncertainties resulting from the litigation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Any patent litigation or other proceeding, even if resolved in our favor, would require significant financial resources and management time. Some of our competitors may be able to sustain these costs more effectively than we can because of their substantially greater financial and managerial resources. If a patent litigation or other proceeding is resolved unfavorably to us, we may be enjoined from manufacturing or selling our products without a license from the other party, in addition to being held liable for significant damages. We may not be able to obtain any such license on commercially acceptable terms, if at all.

In addition to our reliance on patents, we attempt to protect our proprietary technologies and processes by relying on trade secret laws, nondisclosure and confidentiality agreements and licensing arrangements with our employees and other persons who have access to our proprietary information. These agreements and arrangements may not provide meaningful protection for our proprietary technologies and processes in the event of unauthorized use or disclosure of such information. In addition, our competitors may independently develop substantially equivalent technologies and processes or otherwise gain access to our trade secrets or technology, either of which could materially and adversely affect our competitive position.

We face substantial competition in the biotechnology industry and may not be able to compete successfully against one or more of our competitors.

The biotechnology industry is highly competitive, particularly in the area of diagnostic and therapeutic oncology products. In recent years, there have been extensive technological innovations achieved in short periods of time, and it is possible that future technological changes and discoveries by others could result in our products and product candidates quickly becoming uncompetitive or obsolete. A number of companies, including Biogen Idec, Genentech, Glaxo SmithKline, Hoffmann-LaRoche, Human Genome Sciences, Amgen, Millennium Pharmaceuticals, Protein Design Laboratories, Genmab, Medarex, Bristol-Myers Squibb and Bayer Schering Pharma AG, are engaged in the development of therapeutic autoimmune and oncology products. Many of these companies have significantly greater financial, technical and marketing resources than we do. In addition, many of these companies have more established positions in the pharmaceutical industry and are therefore better equipped to develop, commercialize and market oncology products. Even some smaller competitors may obtain a significant competitive advantage over us if they are able to discover or otherwise acquire patentable inventions, form collaborative arrangements or merge with larger pharmaceutical companies.

We expect to face increasing competition from universities and other non-profit research organizations. These institutions carry out a significant amount of research and development in the field of antibody-based technologies, and they are increasingly aware of the commercial value of their findings. As a result, they are demanding greater patent and other proprietary rights, as well as licensing and future royalty revenues.

We may be liable for contamination or other harm caused by hazardous materials that we use in the operations of our business.

In addition to laws and regulations enforced by the FDA, we are also subject to regulation under various other foreign, federal, state and local laws and regulations. Our manufacturing and research and development programs involve the controlled use of viruses, hazardous materials, chemicals and various radioactive compounds. The risk of accidental contamination or injury from these materials can never be completely eliminated, and if an accident occurs we could be held liable for any damages that result, which could exceed our available resources.

The nature of our business exposes us to significant liability claims, and our insurance coverage may not be adequate to cover any future claims.

The use of our compounds in clinical trials and any future sale exposes us to liability claims that could be substantial. These claims might be made directly by healthcare providers, medical personnel, patients, consumers, pharmaceutical companies and others selling or distributing our compounds. While we currently have product liability insurance that we consider adequate for our current needs, we may not be able to continue to obtain comparable insurance in the future at an acceptable cost, if at all. If for any reason we cannot maintain our existing or comparable liability insurance, our ability to clinically test and market products could be significantly impaired. Moreover, the amount and scope of our insurance coverage, as well as the indemnification arrangements with third parties upon which we rely, may be inadequate to protect us in the event of a successful product liability claim. Any successful claim in excess of our insurance coverage could materially and adversely affect our financial condition and operating results.

The loss of any of our key employees could adversely affect our operations.

We are heavily dependent upon the talents of Dr. Goldenberg, our Chief Strategic Officer and Ms. Sullivan, our President and Chief Executive Officer, as well as certain other key personnel. If Dr. Goldenberg, Ms. Sullivan or any of our other key personnel were to unexpectedly leave our company, our business and results of operations could be materially and adversely affected. In addition, as our business grows we will need to continue to attract additional management and scientific personnel. Competition for qualified personnel in the biotechnology and pharmaceutical industries is intense, and we may not be successful in our recruitment efforts. If we are unable to attract, motivate and retain qualified professionals, our operations could be materially and adversely affected.

Certain potential for conflicts of interest, both real and perceived, exist which could result in expensive and time-consuming litigation.

Certain members of our senior management and Board of Directors have relationships and agreements, both with us as well as among themselves and their respective affiliates, which create the potential for both real, as well as perceived, conflicts of interest. These include Dr. David M. Goldenberg, our Chairman and Chief Strategic Officer, Ms. Cynthia L. Sullivan, our President and Chief Executive Officer, who is the wife of Dr. David M. Goldenberg, and certain companies with which we do business, including the Center for Molecular Medicine and Immunology, also known as the Garden State Cancer Center, or CMMI. For example, Dr. Goldenberg is the President and a Trustee of CMMI, a not-for-profit cancer research center that we use to conduct certain research activities. For the six-month period ended December 31, 2006, we reimbursed CMMI a total of $45,000 for research activities conducted on our behalf. Further, Dr. Goldenberg’s employment agreement with us permits him to devote more of his time working for CMMI than for us, and other key personnel of our Company also have responsibilities to both CMMI and us.

As a result of these and other relationships, the potential for both real and perceived conflicts of interest exists and disputes could arise over the allocation of funds, research projects and ownership of intellectual property rights. In addition, in the event that we become involved in stockholder litigation regarding these potential conflicts, we might be required to devote significant resources and management time defending the company from these claims, which could adversely affect our results of operations.

Given that autoimmune and cancer therapeutics such as the ones we are developing can cost upwards of $20,000 per treatment, even if our product candidates become available for sale it is likely that federal and state governments, insurance companies and other payers of health care costs will try to first limit the use of these drugs to certain patients, and may be reluctant to provide a level of reimbursement that permits us to earn a significant profit on our investment, if any.

Our ability to successfully commercialize therapeutic products will depend, in significant part, on the extent to which hospitals can obtain appropriate reimbursement levels for the cost of our products and related treatment. Third-party payers are increasingly challenging the prices charged for diagnostic and therapeutic products and related services. In addition, legislative proposals to reform health care or reduce government insurance programs may result in lower prices or the actual inability of prospective customers to purchase our products. Furthermore, even if reimbursement is available, it may not be available at price levels sufficient for us to realize a positive return on our investment.

Risks Related to Government Regulation of our Industry

Our industry and we are subject to intense regulation from the U.S. Government and such other governments and quasi-official regulatory bodies where our products are and product candidates may be sold.

These governmental and other regulatory risks include:

•	Clinical development is a long, expensive and uncertain process, delay and failure can occur at any stage of our clinical trials;

•	Our clinical trials are dependent on patient enrollment and regulatory approvals, we do not know whether our planned trials will begin on time, or at all, or will be completed on schedule or at all;

•	The FDA or other regulatory authorities do not approve a clinical trial protocol or place a clinical trial on hold;

•

If the clinical development process is completed successfully, our ability to derive revenues from the sale of therapeutics will depend on our first obtaining FDA or other comparable foreign regulatory approvals, each of which are subject to unique risks and uncertainties;

•

There is no assurance that we will receive FDA or corollary foreign approval for any of our product candidates for any indication; we are subject to government regulation for the commercialization of our product candidates;

•	We have not received regulatory approval in the United States or any foreign jurisdiction for the commercial sale of any of our product candidates; and

•	We may be liable for contamination or other harm caused by hazardous materials used in the operations of our business.

Risks Related to Our Securities

Our common stock may be delisted from the NASDAQ Global Market (NASDAQ).

If the bid price of our common stock falls below $1.00 for an extended period, or we are unable to continue to meet NASDAQ’s listing maintenance standards for any other reason, our common stock could be delisted from the NASDAQ. Within the past eight months, the bid price on our common stock has been below $2.00.

If our stock is delisted from the NASDAQ, we will make every possible effort to have it listed on the Over the Counter Bulletin Board, or the OTC Bulletin Board. If our common stock were to be traded on the OTC Bulletin Board, the Securities Exchange Act of 1934, as amended, and related Securities and Exchange

Commission, or the Commission, rules would impose additional sales practice requirements on broker-dealers that sell our securities. These rules may adversely affect the ability of stockholders to sell our common stock and otherwise negatively affect the liquidity, trading market and price of our common stock.

If our common stock was no longer eligible to be traded on the OTC Bulletin Board, we would make every effort to have it available for trading on the National Quotation Bureau’s Pink Sheets. The Pink Sheets market consists of security firms who act as market makers in the stocks, usually, of very small companies. The bid and asked prices are not quoted electronically, but are instead quoted daily in “hard copy,” which is delivered to firms that subscribe. Stocks that trade in the Pink Sheets are usually not as liquid as those that trade in electronic markets and, often time, the difference between the bid and the asked prices are substantial. As a result, if our common stock were traded on the Pink Sheets, there would likely be a further negative affect on the liquidity, trading market and price of our common stock even compared to that we might suffer if we were traded on the OTC Bulletin Board.

As a result of the above, we cannot assure you that our common stock will be listed on a national securities exchange, a national quotation service, the OTC Bulletin Board or the Pink Sheets or, if it is to be listed, whether or not there would be an interruption in the trading of our common stock. We believe that the listing of our stock on a recognized national trading market, such as the NASDAQ, is an important part of our business and strategy. Such a listing helps our stockholders by providing a readily available trading market with current quotations. Without that, stockholders may have a difficult time getting a quote for the sale or purchase of our stock, the sale or purchase of our stock would likely be made more difficult and the trading volume and liquidity of our stock would likely decline. The absence of such a listing may adversely affect the acceptance of our common stock as currency or the value accorded it by other parties. In that regard, listing on a recognized national trading market will also affect the company’s ability to benefit from the use of its operations and expansion plans, including for use in licensing agreements, joint ventures, the development of strategic relationships and acquisitions, which are critical to our business and strategy and none of which is currently the subject of any agreement, arrangement or understanding, with respect to any future financing or strategic relationship it may undertake. The delisting from NASDAQ would result in negative publicity and would negatively impact our ability to raise capital in the future.

If we were delisted from NASDAQ, we may become subject to the trading complications experienced by “Penny Stocks” in the over-the-counter market.

Delisting from NASDAQ may depress the price of our common stock such that we may become a penny stock. The Commission generally defines a penny stock as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock has been below $5.00 per share for most of the previous year. “Penny Stock” rules require, among other things, that any broker engaging in a purchase or sale of our securities provide its customers with: (i) a risk disclosure document, (ii) disclosure of market quotations, if any, (iii) disclosure of the compensation of the broker and its salespersons in the transaction and (iv) monthly account statements showing the market values of our securities held in the customer’s accounts.

A broker would be required to provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained on the customer’s confirmation. Generally, brokers are less willing to effect transactions in penny stocks due to these additional delivery requirements. These requirements may make it more difficult for stockholders to purchase or sell our common stock. Because the broker, not us, prepares this information, we would not be able to assure that such information is accurate, complete or current.

The market price of our common stock has fluctuated widely in the past, and is likely to continue to fluctuate widely based on a number of factors, many of which are beyond our control.

The market price of our common stock has been, and is likely to continue to be, highly volatile. Furthermore, the stock market generally and the market for stocks of relatively small biopharmaceutical companies like ours have from time to time experienced, and likely will again experience, significant price and volume fluctuations that are unrelated to actual operating performance.

From time to time, stock market analysts publish research reports or otherwise comment upon our business and future prospects. Due to a number of factors, we may fail to meet the expectations of securities analysts or investors and our stock price would likely decline as a result. These factors include:

•

announcements by us, any future alliance partners or our competitors of clinical results, technological innovations, product sales, new products or product candidates and product development timelines;

•	the formation or termination of corporate alliances;

•	developments or disputes concerning our patent or other proprietary rights, and the issuance of patents in our field of business to others;

•	government regulatory action;

•	period-to-period fluctuations in the results of our operations; and

•	developments and market conditions for emerging growth companies and biopharmaceutical companies, in general.

In addition, Internet “chat rooms” have provided forums where investors make predictions about our business and prospects, oftentimes without any real basis in fact, that readers may trade on.

In the past, following periods of volatility in the market prices of the securities of companies in our industry, securities class action litigation has often been instituted against those companies. If we face such litigation in the future, it would result in substantial costs and a diversion of management’s attention and resources, which could negatively impact our business.

Our principal stockholder can significantly influence all matters requiring the approval by our stockholders.

As of December 31, 2006, Dr. Goldenberg, our Chairman and Chief Strategic Officer, together with certain members of his family, including Ms. Cynthia L. Sullivan, our President and Chief Executive Officer, who is Dr. Goldenberg’s wife, and other affiliates, control the right to vote approximately 15% of our fully diluted common stock. As a result of this voting power, Dr. Goldenberg has the ability to significantly influence the outcome of substantially all matters that may be put to a vote of our stockholders, including the election of our directors.

We have adopted anti-takeover provisions that may frustrate any unsolicited attempt to acquire our Company or remove or replace our directors and executive officers.

Provisions of our certificate of incorporation, our by-laws and Delaware corporate law could make it more difficult for a third party to acquire control of our Company in a transaction not approved by our Board of Directors. For example, we have adopted a stockholder rights plan that makes it more difficult for a third party to acquire control of our Company without the support of our Board of Directors. In addition, our Board of Directors may issue up to ten million shares of preferred stock and determine the price, rights, preferences and privileges, including voting and conversion rights, of these shares without any further vote or action by our stockholders. The issuance of preferred stock could have the effect of delaying, deterring or preventing an unsolicited change in control of our company, or could impose various procedural and other requirements that could make it more difficult for holders of our common stock to effect certain corporate actions, including the replacement of incumbent directors and the completion of transactions opposed by the incumbent Board of Directors. The rights of the holders of our common stock would be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

We are also subject to Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits us from engaging in a business combination with any “interested” stockholder (as defined in Section 203 of the DGCL) for a period of three years from the date the person became an interested stockholder, unless certain conditions are met.

There are limitations on the liability of our directors, and we may have to indemnify our officers and directors in certain instances.

Our certificate of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors. Our bylaws provide that we will indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by law. These provisions may be in some respects broader than the specific indemnification provisions under Delaware law. The indemnification provisions may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance. Section 145 of the DGCL provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses actually and reasonably incurred in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not permit a corporation to eliminate a director’s duty of care and the provisions of our certificate of incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director’s breach of the duty of care.

We believe that our limitation of officer and director liability assists us to attract and retain qualified employees and directors. However, in the event an officer, a director or the board of directors commits an act that may legally be indemnified under Delaware law, we will be responsible to pay for such officer(s) or director(s) legal defense and potentially any damages resulting there from. Furthermore, the limitation on director liability may reduce the likelihood of derivative litigation against directors, and may discourage or deter stockholders from instituting litigation against directors for breach of their fiduciary duties, even though such an action, if successful, might benefit our stockholders and us. Given the difficult environment and potential for incurring liabilities currently facing directors of publicly-held corporations, we believe that director indemnification is in our and our stockholders’ best interests because it enhances our ability to attract and retain highly qualified directors and reduce a possible deterrent to entrepreneurial decision-making.

Nevertheless, limitations of director liability may be viewed as limiting the rights of stockholders, and the broad scope of the indemnification provisions contained in our certificate of incorporation and bylaws could result in increased expenses. Our board of directors believes, however, that these provisions will provide a better balancing of the legal obligations of, and protections for, directors and will contribute positively to the quality and stability of our corporate governance. Our board of directors has concluded that the benefit to stockholders of improved corporate governance outweighs any possible adverse effects on stockholders of reducing the exposure of directors to liability and broadened indemnification rights.

We are exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act.

The Sarbanes-Oxley Act requires that we maintain effective internal controls over financial reporting and disclosure controls and procedures. Among other things, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Compliance with Section 404 requires substantial accounting expense and significant management efforts. Our testing, or the subsequent review by our independent registered public accounting firm, may reveal deficiencies in our internal controls that would require us to remediate in a timely manner so as to be able to comply with the requirements of Section 404 each year. If we are not able to comply with the requirements of Section 404 in a timely manner each year, we could be subject to sanctions or investigations by the Commission, the NASDAQ or other regulatory authorities that would require additional financial and management resources and could adversely affect the market price of our common stock.

We may pay vendors in stock as consideration for their services; this may result in stockholder dilution, additional costs and difficulty retaining certain vendors.

In order for us to preserve our cash resources, we may in the future pay vendors, including alliance partners, in shares, warrants or options to purchase shares of our common stock rather than cash. Payments for services in stock may materially and adversely affect our stockholders by diluting the value of outstanding shares of our common stock. In addition, in situations where we agree to register the shares issued to a vendor, this will generally cause us to incur additional expenses associated with such registration. Paying vendors in shares, warrants or options to purchase shares of common stock may also limit our ability to contract with the vendor of our choice should that vendor decline payment in stock.

We do not intend to pay dividends on our common stock. Until such time as we pay cash dividends our stockholders must rely on increases in our stock price for appreciation.

We have never declared or paid dividends on our common stock. We intend to retain future earnings to develop and commercialize our products and therefore we do not intend to pay cash dividends in the foreseeable future. Until such time as we determine to pay cash dividends on our common stock, our stockholders must rely on increases in our common stock’s market price for appreciation.

We have not paid, and do not expect to pay in the future, cash dividends on our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying any such dividends in the foreseeable future. We currently intend to retain our earnings, if any, for the development of our business.

Our stock price is volatile.

The market price of our common stock, like that of the common stock of many other biopharmaceutical companies, has been and likely will continue to be highly volatile. Factors that could have a significant impact on the future price of our common stock include but are not limited to:

•	the results of pre-clinical studies and clinical trials by us or our competitors;

•	announcements of technological innovations or new therapeutic products by us or our competitors;

•	government regulation;

•	developments in patent or other proprietary rights by us or our respective competitors, including litigation;

•	fluctuations in our operating results; and

•	market conditions for biopharmaceutical stocks in general.

At March 31, 2007, we had 69,804,128 shares of common stock outstanding, an aggregate of 8,412,944 additional shares reserved for the conversion of 5% senior convertible notes and the exercise of outstanding options and warrants and 6,686,950 additional shares of common stock authorized for issuance and remaining to be granted under our stock option plans.

Risks Related to This Offering

Our use of the offering proceeds may not yield a favorable return on your investment.

We currently anticipate that the net proceeds from this offering will be used primarily for clinical development, research and development activities, commercialization expenses and for general corporate purposes. In addition, we may also use such proceeds to acquire equipment, potential licenses and acquisitions of complementary products, technologies or businesses. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. Pending the use of the proceeds in this offering, we will invest them. However, the proceeds may not be invested in a manner that yields a favorable or any return.

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as a result, our stock price could decline.

The offering price will be substantially higher than the net tangible book value per share of our outstanding common stock. As a result, based on our capitalization as of March 31, 2007, investors purchasing common stock in this offering will incur immediate dilution of $4.58 per share, based on the offering price of $4.95 per share. We believe that following this offering, our current cash, cash equivalents and short-term investments, together with the anticipated proceeds from this offering, will be sufficient to fund our operations through June 2009; however, our projected revenue may decrease or our expenses may increase and that would lead to our cash resources being consumed earlier than currently anticipated. In addition to this offering, subject to market conditions and other factors, we likely will pursue raising additional funds in the future, as we continue to build our business. In future years, we will likely need to raise significant additional funding to finance our operations and to fund clinical trials, regulatory submissions and the development, manufacture and marketing of other products under development and new product opportunities. Accordingly, we may conduct substantial future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings or future private placements of equity securities and any additional shares issued in connection with acquisitions, will also result in dilution to investors. In addition, the market price of our common stock could fall as a result of resales of any of these shares of common stock due to an increased number of shares available for sale in the market.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement, the prospectus and in the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements frequently, but not always, use the words “may”, “intends”, “plans”, “believes”, “anticipates” or “expects” or similar words and may include statements concerning our strategies, goals and plans. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among other things: our ability to further identify, develop and achieve commercial success for new products and technologies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates; our dependence upon pharmaceutical and biotechnology collaborations; the levels and timing of payments under our collaborative agreements; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing diagnostic and therapeutic products; our ability to protect our proprietary technologies; patent infringement claims; and risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the caption “Risk Factors” included in this prospectus and under the caption “Factors That May Affect Our Business and Results of Operations” in our Annual Report on Form 10-K for the year ended June 30, 2006, which is incorporated by reference into the Registration Statement of which this prospectus forms a part.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference in this prospectus might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. All subsequent forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

DESCRIPTION OF COMMON STOCK

Under our certificate of incorporation, as amended to date, we are authorized to issue up to 110,000,000 shares of common stock, $0.01 par value per share. As of March 31, 2007, approximately 69,804,128 shares of common stock were issued and outstanding. The following description of our common stock, certificate of incorporation and bylaws are only summaries, and we encourage you to review complete copies of these documents.

Dividends, Voting Rights and Liquidation

Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of any preferred stock, holders of common stock are entitled to any dividend declared by our board out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

USE OF PROCEEDS

We currently estimate the net proceeds from the sale of 4,848,485 shares of the common stock pursuant to this prospectus supplement and the Prospectus that we are offering will be approximately $22,308,000, after deducting estimated placement agent’s fees and estimated offering expenses payable by us. We expect to use the net proceeds from this offering primarily for clinical development, research and development activities, commercialization expenses and for general corporate purposes. In addition, we may also use such proceeds to acquire equipment, potential licenses and acquisitions of complementary products, technologies or businesses. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

PRICE RANGE OF COMMON STOCK

Our common stock has been quoted on the NASDAQ Global Market under the symbol “IMMU” since 1984. The following table shows the high and low per share sale prices of our common stock for the periods indicated.

Fiscal Quarter Ended	High	Low
September 30, 2004	$4.95	$2.25
December 31, 2004	3.64	2.60
March 31, 2005	3.88	2.37
June 30, 2005	2.55	1.65

September 30, 2005	$2.29	$1.65
December 31, 2005	2.97	1.63
March 31, 2006	3.50	2.27
June 30, 2006	3.49	2.31

September 30, 2006	2.59	1.66
December 31, 2006	3.79	1.79
March 31, 2007	4.95	3.59

On April 30, 2007, the last reported sale price of our common stock on the NASDAQ Global Market was $5.27 per share. On April 25, 2007, there were 647 holders of record and approximately 13,900 beneficial holders of our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DILUTION

The net tangible book value of our common stock on December 31, 2006 was approximately $(27.0) million, or approximately $ (0.47) per share, based on 57,893,005 shares of our common stock outstanding. Net tangible book value per share represents the amount of our total tangible assets, less our total intangible assets such as deferred financing costs, divided by the total number of shares of our common stock outstanding. Pro forma net tangible book value per share is equal to our pro forma tangible net assets, divided by the pro forma number of shares of our outstanding common stock after considering the full conversion to common stock of our outstanding 5% convertible senior notes which occurred from January 1, 2007 through April 13, 2007. Dilution in pro forma net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately afterwards. Without taking into account any other changes in pro forma net tangible book value after December 31, 2006, other than the sale of the 4,848,485 shares of common stock offered by us under this prospectus supplement and the Prospectus at a price of $4.95 per share and after deducting the estimated placement agent’s fees and estimated offering expenses payable by us, our net tangible book value at December 31, 2006 would have been approximately $27.4 million, or approximately $0.37 per share. This represents an immediate increase in net tangible book value of approximately $0.30 per share to existing stockholders and an immediate dilution in net tangible book value of $4.58 per share to investors in this offering. The following table illustrates this per share dilution:

Public offering price per share		$4.95
Net tangible book value per share as of December 31, 2006	$(0.47)
Increase attributable to the conversion of all of the outstanding 5.0% senior convertible notes	$0.54

Pro forma net tangible book value per share before this offering	$0.07
Increase per share attributable to new investors	$0.30

Pro forma as adjusted net tangible book value per share after this offering		$0.37

Dilution per share to new investors in this offering		$4.58

This table excludes shares of common stock issuable upon exercise of options, warrants and other rights, and the effect of shares of common stock issued, except as indicated above, since December 31, 2006.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND

OF OUR CHARTER AND BYLAWS

The provisions of Delaware law and of our certificate of incorporation and by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of Immunomedics.

•

Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

•

Limitation of Liability; Indemnification. Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate, to the extent legally permissible, a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any shareholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions assist us in attracting and retaining qualified individuals to serve as directors.

•

Stockholders Rights Plan. In February of 2002, we redeemed all outstanding stockholder rights under our 1998 Stockholder Rights Plan and declared a dividend of one new right per outstanding share pursuant to our 2002 Stockholder Rights Plan. Our 2002 Stockholder Rights Plan is designed to protect the company and its stockholders against unfair or coercive takeover tactics. It accomplishes this goal by making it more costly, and thus more difficult, to gain control of us without the consent of our board of directors. The 2002 Stockholder Rights Plan authorized the distribution of one “right” as a dividend on each outstanding share of our common stock to each holder of record on March 15, 2002. Each right entitles the registered holder to purchase from us one one-thousandth (1/1,000) of a share of our Series G Junior Participating Preferred Stock, par value $0.01 per share, at a price of $150.00 per one one-thousandth of a Preferred Share, subject to adjustment. The 2002 Stockholder Rights Plan provides that if a third party acquires more than 15% of our common stock without the prior approval of our board of directors, all of our stockholders (other than the acquiring party) will be entitled to buy either shares of a special series of our preferred shares, or shares of our common stock with a market value equal to double the exercise price for each right they hold. Under these circumstances, the board of directors may instead allow each such right (other than those held by the acquiring party) to be exchanged for one share of our common stock. The exercise or exchange of these rights would have a substantial dilutive effect on the holdings of the acquiring party. Our board of directors retains the right at all times to discontinue the 2002 Stockholder Rights Plan through redemption of all rights, or amend the 2002 Stockholder Rights Plan in any other respect. The rights will expire on March 1, 2012, unless such date is extended or unless we earlier redeem the rights, in each case as described in the 2002 Stockholder Rights Plan.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2006:

•	on an actual basis; and

•	on a pro forma basis, adjusted for the conversion of all 5% senior convertible notes into shares of common stock reflecting the following adjustments:

(i) conversion of the 5% senior convertible notes into 11,566,800 shares of common stock;

(ii) write-off of deferred issuance costs ($869,181);

(iii) payment in 616,189 shares of common stock of make-whole and accrued interest of $2,278,000; and

(iv) elimination of make-whole interest liability ($1,736,477); and

•

on an as adjusted basis to reflect the sale of the 4,848,485 shares of common stock offered by us at the public offering price of $4.95 per share, less the placement agent’s fees and estimated offering expenses payable by us.

You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes incorporated by reference in this prospectus supplement and in the Prospectus.

	December 31, 2006
	Actual	Pro Forma	Pro Forma As Adjusted
	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands)
5.0% Senior Convertible Notes due April 2008, net of discounts	$28,810,586	$—	$—
5.5% NJEDA Notes due June 2008, current and long-term portion	1,912,800	1,912,800	1,912,800

Shareholders’ equity:
Preferred stock: $0.01 par value: 10,000,000 shares authorized at December 31, 2006; no shares issued and outstanding at December 31, 2006	—	—	—
Common stock: $0.01 par value; 110,000,000 shares authorized at December 31, 2006; 57,893,005 shares issued and outstanding actual at December 31, 2006; 70,075,994 shares issued and outstanding as pro forma; 74,924,479 shares issued and outstanding as adjusted	578,930	700,760	749,245
Additional paid-in capital	185,598,376	215,695,951	237,955,952
Treasury Stock, at cost, 34,725 shares	(458,370)	(458,370)	(458,370)
Accumulated deficit	(210,743,080)	(211,284,603)	(211,284,603)
Accumulated other comprehensive income	392,079	392,079	392,079

Total shareholders’ (deficit) equity	$(24,632,065)	$5,045,817	$27,354,303

Total capitalization	$6,091,321	$6,958,617	$29,267,103

The number of shares in the table above excludes:

•	an aggregate of 5,311,050 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2006 at a weighted average exercise price of $7.82 per share;

•

an aggregate of 14,694,938 shares of common stock issuable upon the exercise of outstanding warrants and the conversion of 5% Senior Convertible Notes due April 2008 outstanding as of December 31, 2006 at a weighted average exercise price of $3.42 per share; and

•	an aggregate of 6,680,950 shares of common stock available for issuance under our stock incentive plan and employee stock purchase plan as of December 31, 2006.

PLAN OF DISTRIBUTION

We are offering the shares of our common stock through a placement agent. Subject to the terms and conditions contained in the placement agent agreement, dated May 1, 2007, Lazard Capital Markets LLC has agreed to act as the placement agent for the sale of up to 4,848,485 shares of our common stock. The placement agent is not purchasing or selling any shares by this prospectus supplement, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of shares, but has agreed to use commercially reasonable efforts to arrange for the sale of all 4,848,485 shares.

The placement agent agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase the common stock, informing investors of the closing date as to such shares. We currently anticipate that closing of the sale of 4,848,485 shares of common stock will take place on or about May 7, 2007. Investors will also be informed of the date and manner in which they must transmit the purchase price for their shares.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price; and

•	Lazard Capital Markets LLC will receive the placement agent’s fee on behalf of the placement agent in accordance with the terms of the placement agent agreement.

We will pay the placement agent an aggregate commission equal to 5.6% of the gross proceeds of the sale of shares of common stock in the offering. We may also reimburse the placement agent for certain legal expenses incurred by it. In no event will the total amount of compensation paid to the placement agent and other securities brokers and dealers upon completion of this offering exceed 8% of the gross proceeds of the offering. The estimated offering expenses payable by us, in addition to the placement agent’s fee of $1,344,000, are approximately $348,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock. After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $22,308,000.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

We have agreed to indemnify the placement agent and Lazard Frères & Co. LLC against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agent and Lazard Frères & Co. LLC may be required to make in respect of such liabilities.

We, along with our executive officers and directors, have agreed to certain lock-up provisions with regard to future sales of our common stock for a period of ninety (90) days after the offering as set forth in the placement agent agreement. Notwithstanding the foregoing, Lazard Capital Markets LLC and the Company have agreed that Dr. David Goldenberg, our Chairman of the Board of Directors and Chief Strategic Officer, shall be entitled to exercise certain options up to an aggregate amount of 100,000 shares of common stock held by him and shall be permitted to immediately sell such shares at any time and from time to time during the ninety (90) day lock-up period.

The placement agent agreement is included as an exhibit to our Current Report on Form 8-K that we will file with the Commission in connection with the consummation of this offering.

The transfer agent for our common stock to be issued in this offering is American Stock Transfer and Trust Company located at 59 Maiden Lane, Plaza Level, New York, New York 10038.

Our common stock is traded on the Nasdaq Global Market under the symbol “IMMU.”

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement and the Prospectus and certain legal matters will be passed upon for us by Morgan, Lewis & Bockius LLP, Princeton, New Jersey. The placement agent is being represented in connection with this offering by Thelen Reid Brown Raysman & Steiner LLP, New York, New York.

Prospectus

$60,000,000

By this prospectus, we may offer:

Common Stock

Preferred Stock

Depositary Shares

Warrants

We may offer any combination of the securities described in this prospectus from time to time in different series and in amounts, at prices and on terms to be determined at or prior to the time of the offering. We will provide you with specific terms of the applicable offered securities in one or more supplements to this prospectus. The aggregate initial offering price of the securities that we may issue under this prospectus will not exceed $60,000,000.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. WE URGE YOU TO READ CAREFULLY THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, WHICH WILL DESCRIBE THE SPECIFIC TERMS OF THE SECURITIES OFFERED, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

Our common stock is quoted on the Nasdaq National Market under the symbol “IMMU.” No other securities referred to above are currently issued or outstanding, and no trading market currently exists with respect to any of them. If we decide to list or seek a quotation for any of these securities, the prospectus supplement relating to such securities will disclose the exchange or market on which such securities will be listed or quoted. On April 21, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $4.49 per share. Prospective purchasers of our securities are urged to obtain current information as to the market price of our common stock before making an investment decision.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 10.

Our principal offices are located at 300 American Road, Morris Plains, New Jersey 07950. Our telephone number is (973) 605-8200.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 25, 2004.

References in this prospectus to “our company,” “we,” “us,” or “our” are to Immunomedics, Inc. and our consolidated subsidiaries.

Immunomedics, LeukoScan, CEA-Scan, CEA-Cide, LymphoCide, AFP-Cide, ProstaCide and LeukoCide are trademarks or trade names of our company. PentaCEA is a trademark of our majority-owned subsidiary, IBC Pharmaceuticals, Inc. This prospectus also contains trademarks, trade names and service marks of other companies that are the property of their respective owners.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, utilizing the “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $60,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we propose to sell securities, we will provide to you a written prospectus supplement that will contain specific information about the terms of that particular offering.

This prospectus does not contain all of the information included in the Registration Statement. For a more complete understanding of the offering of the securities, you should refer to the actual Registration Statement itself, including its exhibits as well as the information that is incorporated by reference as further described below. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information under the heading “Where You Can Find More Information.”

This prospectus may not be used to consummate the sale of securities unless it is accompanied by a prospectus supplement covering those securities. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of our securities.

WHERE YOU CAN FIND MORE INFORMATION

Our common stock is publicly held and as a result we are obligated to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public without cost at the SEC’s web site at www.sec.gov. In addition, our common stock has been approved for quotation on the Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., located at 1735 K Street, Washington D.C. 20006.

Our web address is http://www.immunomedics.com. We make available free of charge on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to such reports filed or furnished pursuant to the Securities Exchange Act of 1934, as amended, or Exchange Act, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

This prospectus is only part of the Registration Statement that we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all the information contained in the Registration Statement or the exhibits to the Registration Statement. You should refer to the Registration Statement and accompanying exhibits for more information about our company, our business and our business prospects, as well as about our securities.

The rules and regulations promulgated by the SEC allow us to incorporate by reference into this prospectus certain information that we have filed, or in some cases, will file after the date hereof, with the SEC. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. As permitted by these rules, in this prospectus we incorporate by reference the documents listed below:

(a) Our Annual Report on Form 10-K for the fiscal year ended June 30, 2003, as filed with the SEC on September 26, 2003;

(b) Our definitive Proxy Statement on Schedule 14A, as filed with the SEC on October 24, 2003;

(c) Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2003 and December 31, 2003;

(d) Our Current Reports on Form 8-K filed with the SEC on August 18, 2003, November 12, 2003, November 14, 2003, February 11, 2004, and April 8, 2004;

(e) The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 7, 1984, including any amendment or report filed for the purpose of updating such description;

(f) The description of our preferred share purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on March 8, 2002, including any amendment or report filed for the purpose of updating such description; and

(g) All of our filings pursuant to the Exchange Act after the date of the filing of the original Registration Statement and prior to the effectiveness of the Registration Statement.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date our offering is terminated or complete are deemed to be incorporated by reference into, and to be a part of, this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting: the Investor Relations Department, c/o Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950. Our telephone number is (973) 605-8200.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the SEC, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among other things: our inability to further identify, develop and achieve commercial success for new products and technologies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates; our dependence upon pharmaceutical and biotechnology collaborations; the levels and timing of payments under our collaborative agreements; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing diagnostic and therapeutic products; our ability to protect our proprietary technologies; patent infringement claims; and risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” included in this prospectus and under the heading “Factors That May Affect Our Business and Results of Operations” in our Annual Report on Form 10-K for the year ended June 30, 2003, which is incorporated by reference into the Registration Statement of which this prospectus forms a part.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference in this prospectus might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. All subsequent forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

SUMMARY

This summary highlights information about Immunomedics, Inc. Because this is a summary, it may not contain all the information you should consider before investing in the securities offered hereby. You should read this entire prospectus carefully, including the risk factors listed under “Risk Factors” beginning on page 10 and under the heading “Factors That May Affect Our Business and Results of Operations” in our Annual Report on Form 10-K for the year ended June 30, 2003.

Immunomedics, Inc.

We are a biopharmaceutical company focused on the development, manufacture and marketing of monoclonal antibody-based products for the detection and treatment of cancer and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a broad pipeline of therapeutic product candidates that utilize several different mechanisms of action. A portfolio of intellectual property that includes 89 issued patents in the United States, and 294 other issued patents worldwide, protects our product candidates and technologies.

In addition to our therapeutic discoveries, our proprietary technologies have also enabled us to develop highly specific diagnostic imaging agents, one of which, CEA-Scan, has been approved in the United States, Canada and the European Union, where it is currently being marketed for the detection of colorectal cancers. Our second diagnostic product, LeukoScan, has been approved in Europe and Australia, where it is currently being marketed for the detection of bone infections. We have five additional diagnostic product candidates in pre-clinical or clinical development.

Therapeutic Product Candidates

We believe that each of our antibodies has therapeutic potential either when administered alone or when conjugated with therapeutic radioisotopes (radiolabeled), chemotherapeutics or other toxins to create unique and potentially more effective treatment options. The attachment of various compounds to the antibodies is intended to allow the delivery of these therapeutic agents to tumor sites with greater precision than conventional radiation therapy or chemotherapeutic approaches. This treatment method is designed to reduce the total exposure of the patient to the therapeutic agents, which ideally minimizes debilitating side effects. We are currently focusing our efforts on unlabeled, or “naked” antibodies, and antibodies conjugated with radioisotopes, such as Yttrium-90, sometimes referred to as Y-90, and Iodine-131, sometimes referred to as I-131. All of our therapeutic product candidates are “humanized” antibodies, which means that the portion of the antibody derived from mouse (murine) DNA sequences is generally less than 10%.

We currently have eight humanized antibody product candidates in clinical development. We also have a number of other product candidates that target other cancers and diseases in various stages of pre-clinical development, although it is too early to assess which of these, if any, will merit further evaluation in clinical trials.

The table below summarizes the status of our current therapeutic product candidates:

Product Candidate	Target	Status
IMMU-103 (unlabeled epratuzumab)	Non-Hodgkin’s Lymphoma	Phase II clinical trials completed; Phase III trials expected in 2004

IMMU-103 (unlabeled epratuzumab)	Autoimmune disease	Phase I clinical trials ongoing

Product Candidate	Target	Status
IMMU-102 (epratuzumab-Y-90)	Non-Hodgkin’s B-cell lymphomas	Phase I/II clinical trials ongoing

IMMU-100 (unlabeled labetuzumab)	Colorectal and breast cancer	Phase I clinical trials completed

IMMU-101 (labetuzumab-Y-90)	Colorectal and pancreatic cancer	Phase I/II clinical trials ongoing

IMMU-111 (labetuzumab-I-131)	Metastatic colorectal cancer	Phase II clinical trials completed

IMMU-105 (alpha-fetoprotein antibody-Y-90)	Liver cancer	Phase I/II clinical trials beginning

IMMU-106 (unlabeled CD20 antibody)	Non-Hodgkin’s lymphoma and autoimmune disease	Phase I/II clinical trials ongoing

IMMU-107 (PAM4 antibody- Y-90)	Pancreatic cancer	Phase I/II clinical trials beginning

IMMU-110 (CD74 antibody)	Multiple myeloma and renal cell carcinoma	Pre-clinical

IMMU-112 (RS7)	Prostate cancer	Pre-clinical

IMMU-113 (MN3)	Myeloid leukemia	Pre-clinical

IMMU-103 and IMMU-102

Our most advanced therapeutic product candidate, IMMU-103, is an unlabeled humanized antibody which targets an antigen, known as the CD22 marker, found on the surface of a certain class of lymphocytes, a type of white blood cell. This antibody also binds to the malignant forms of these cells that comprise non-Hodgkin’s B-cell lymphoma and acute and chronic lymphocytic leukemias. The clinical trials of IMMU-103, which involved more than 340 patients, demonstrated good safety, tolerability and anti-tumor activity.

In December 2000, we entered into a Development and License Agreement with Amgen, Inc., or Amgen, to license IMMU-103 in North America and Australia. Under this agreement, Amgen was responsible for the final clinical development, manufacture and commercialization of IMMU-103 for these markets. Amgen had conducted multiple clinical trials in North America and Australia with IMMU-103 for the treatment of non-Hodgkin’s lymphoma patients. In some of these trials, IMMU-103 was administered in combination with Rituxan®, the first therapeutic antibody approved for treating cancer in the United States, with reported sales in excess of $1.0 billion per year.

On November 11, 2003, we announced that we were engaged in discussions with Amgen regarding return of North American and Australian development rights for epratuzumab, our humanized CD22 monoclonal antibody therapeutic we licensed to Amgen in December 2000. Amgen returned to us all rights for epratuzumab on April 8, 2004. As part of the transaction, we issued to Amgen a five-year warrant to purchase 100,000 shares of our common stock at a price equal to $16.00 per share. Amgen may also be entitled to receive a cash payment from us under certain circumstances. See “—Recent Developments” below.

We have recently also begun the evaluation of IMMU-103 in patients with certain autoimmune diseases.

While the clinical results to date have been encouraging, we are not able to determine when, if ever, epratuzumab will be approved for sale in the United States or anywhere else. Even if it is approved, there can be no assurance that it will be commercially successful or that we will ever receive revenues equal to our financial investment in this product candidate.

We have been evaluating IMMU-102 in a Phase I/II clinical trial being conducted in the United States and Europe. This clinical trial is examining the safety and efficacy of IMMU-102 in patients with indolent or aggressive non-Hodgkin’s lymphoma who have had a relapse of disease following standard chemotherapy. We are encouraged by the results of these trials and we are in the process of expanding these studies.

IMMU-100, IMMU-101 and IMMU-111

We also have in development a solid tumor therapeutic product candidate that targets an antigen known as carcinoembryonic antigen, or CEA. The CEA antigen is abundant at the site of virtually all cancers of the colon and rectum and is associated with many other solid tumors, such as breast and lung cancers. Our humanized CEA antibody (hCEA) is in clinical testing both in unlabeled and radiolabeled forms. The unlabeled form is being tested in a Phase I dose-escalation trial in patients with colorectal or breast cancer. A Phase II trial has been completed in Europe for IMMU-111 (hCEA-I-131) in patients with proven or suspected metastatic colorectal cancer who failed chemotherapy. We believe that the initial results with IMMU-111 are encouraging, which convinced us to design a new trial that uses a more potent radioisotope, Yttrium-90. This Phase I/II trial with IMMU-101 (hCEA-Y-90) is currently ongoing in the United States in patients with advanced colorectal and pancreatic cancers, and is being expanded to investigational sites in Europe.

Other Therapeutic Product Candidates

We have recently begun the clinical evaluation of IMMU-105, a new humanized antibody labeled with Y-90, for the treatment of primary liver cancer. IMMU-105 binds to an antigen known as alpha-fetoprotein (AFP), which is commonly produced by primary liver tumors. We also are commencing clinical trials with IMMU-106 for the treatment of certain autoimmune diseases and non-Hodgkin’s lymphoma, and we have received approval from the Food and Drug Administration, or FDA, to begin clinical trials with IMMU-107 for pancreatic cancer therapy. In addition to these three product candidates, others in pre-clinical development include IMMU-110, which we believe may be an effective treatment for multiple myeloma and renal cell carcinoma, IMMU-112, which we believe may be an effective treatment for prostate cancer, and IMMU-113, which we believe may be an effective treatment for myeloid leukemia.

Diagnostic Imaging Products

Many of our proprietary technologies were originally conceived in the course of our developing improved cancer diagnostics. Today our diagnostic imaging products allow the localization of disease-specific antigens within a patient’s body using an antibody fragment bound to technetium-99m, which can then be visualized using conventional nuclear medicine equipment to reveal the presence, location and approximate size of the disease sites. While we continue to believe that the development of diagnostic imaging products that can complement our therapeutic pipeline will provide us with the means of diagnosing and staging disease, we are considering several options for the continued development of some of our imaging products, including partnering, in order to allow us to better focus on the development of our therapeutic product candidates.

The table below summarizes the status of our diagnostic imaging products and product candidates:

Product Candidate	Target	Status
CEA-Scan	Colorectal cancer	Approved for sale in the United States, Canada and Europe

LeukoScan	Osteomyelitis	Approved for sale in Europe and Australia

LymphoScan	Non-Hodgkin’s B-cell lymphomas	Phase III clinical trials

AFP-Scan	Liver cancer	Phase II clinical trials

ProstaScan	Prostate cancer	Pre-clinical

MelanomaScan	Malignant melanoma	Pre-clinical

MyelomaScan	Multiple myeloma	Pre-clinical

CEA-Scan

The mouse monoclonal anti-CEA antibody fragment in CEA-Scan is the diagnostic counterpart to IMMU-100, our humanized antibody described above. It is directed against CEA, which is an antigen associated with virtually all cancers of the colon and rectum as well as many other cancers. We have received approval from the applicable regulatory agencies in the United States, the European Union, Canada and certain other countries to market and sell CEA-Scan. We are conducting Phase IV clinical trials in the United States to evaluate this product for repeated administration in colorectal cancer patients.

LeukoScan

LeukoScan uses a mouse monoclonal antibody fragment that first targets and then binds to a type of white blood cell known as a granulocyte. These cells are associated with a potentially wide range of infectious and inflammatory diseases. We have received regulatory approval to market and sell LeukoScan for the detection and diagnosis of bone infection (osteomyelitis) in long bones and in diabetic foot ulcer patients in the European Union and Australia. In addition, we have filed an application with the FDA and the comparable regulatory agency in Canada for approval to market LeukoScan for osteomyelitis as well as for acute, atypical appendicitis. The FDA had advised us that our data are not sufficient to support approval for these indications. We are not pursuing approval for this indication in the United States at this time, as we continue to focus our resources on the development of our therapeutic product candidates.

Recent Developments

On April 8, 2004, pursuant to a termination agreement between Amgen and us, Amgen returned to us all rights for epratuzumab, our humanized CD22 monoclonal antibody therapeutic we licensed to Amgen in December 2000, including rights to second generation molecules and conjugates.

As part of the transaction, we issued to Amgen a five-year warrant to purchase 100,000 shares of our common stock at a price equal to $16.00 per share. If epratuzumab is approved for commercialization in the United States for non-Hodgkin’s lymphoma therapy, we will pay to Amgen a final cash payment in the amount of $600,000. There are no other financial obligations between the parties as a result of the termination agreement.

We filed a current report on Form 8-K announcing this information on April 8, 2004. A copy of the warrant we issued to Amgen will be filed as an exhibit to an amendment to the Registration Statement of which this prospectus forms a part or an exhibit to a filing with the SEC under the Exchange Act that will be incorporated by reference into this prospectus.

General Corporate Information

We were incorporated in Delaware in 1982. Our principal offices are located at 300 American Road, Morris Plains, New Jersey 07950. Our telephone number is (973) 605-8200. In addition to our majority-owned subsidiary, IBC Pharmaceuticals, Inc., we also have two foreign subsidiaries, Immunomedics B.V. in The Netherlands and Immunomedics GmbH in Darmstadt, Germany, to assist us in managing sales and marketing efforts and coordinating clinical trials in Europe. Our web address is www.immunomedics.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only.

RISK FACTORS

Investing in our securities is very risky. Before making an investment decision, you should carefully consider the following risk factors, as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement, including, without limitation, the factors listed under the heading “Factors That May Affect Our Business and Results of Operations” in our Annual Report on Form 10-K for the year ended June 30, 2003. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. You should be able to bear a complete loss of your investment. See “Special Note Regarding Forward-Looking Statements.”

Risks Relating to Our Business and Operations

We have a long history of operating losses that are likely to be substantial over the next several years.

From our inception in 1982 until December 31, 2003, we had an accumulated deficit of approximately $135.9 million and have never earned a profit in any fiscal year. In the absence of increased revenues from the sale of current or future products and licensing activities (the amount, timing, nature or source of which cannot be predicted), our losses will continue as we continue to conduct our research and development activities. These activities are budgeted to expand over time and will require further resources if we are to be successful. As a result, our operating losses are likely to be substantial over the next several years.

Although the development rights to epratuzumab, our leading product candidate, have been returned to us, there can be no assurance that epratuzumab will be approved for sale in the United States or that, if approved, it will be commercially successful.

On November 11, 2003, we announced that we were engaged in discussions with Amgen regarding return of North American and Australian development rights for epratuzumab, our humanized monoclonal antibody therapeutic candidate that we licensed to Amgen in December 2000. Although Amgen returned to us all rights relating to epratuzumab on April 8, 2004, we are not able to determine when, if ever, epratuzumab will be approved for sale in the United States or anywhere else. Moreover, even if epratuzumab is approved, there can be no assurance that it will be commercially successful or that we will ever receive revenues equal to our financial investment in this product candidate.

Additional Risks Related to Our Business, Industry and an Investment in our Securities

Please carefully consider the risk factors described in our periodic reports filed with the SEC, including in the section entitled “Factors That May Affect Our Business and Results of Operations” in our Annual Report on Form 10-K for the year ended June 30, 2003, which is incorporated by reference in this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from our sale of the securities described in this prospectus for our ongoing business operations and other general corporate purposes, including, but not limited to, the following:

•	to fund our research and clinical development programs, including clinical trials in the United States and elsewhere;

•	for potential licenses or other acquisitions of complementary technologies or products;

•	the repayment of existing indebtedness or other corporate borrowings;

•	the redemption of our securities that may be outstanding at that time, if permitted by the terms thereof; and

•	for working capital.

Pending application of the net proceeds as described above, we intend to invest initially the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness. The timing and amount of our actual expenditures are subject to change and will be based on many factors, including:

•	competitive, technological, market and other developments;

•	the rate of progress of our research and development programs;

•	patient accrual rates of our clinical trials;

•	the results of our clinical trials;

•	the time and costs of obtaining regulatory approvals;

•	cash flow from operations; and

•	costs incurred in obtaining and enforcing our patents and other proprietary rights.

We have discussions from time to time regarding potential acquisitions and licensing opportunities that we believe may be complementary to our business. Although we may use a portion of the net proceeds of this offering for this purpose, we currently have no material agreements or commitments in this regard. We reserve the right, at the sole discretion of our board of directors, to reallocate our use of the net proceeds of this offering in response to these and other factors. We believe our existing cash resources, together with the net proceeds of this offering, will be sufficient to fund our operations for at least the next 12 months.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement the particular terms of the securities offered thereby. If appropriate, we will indicate in the applicable prospectus supplement that the terms of the securities actually offered are different from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities being offered, and the securities market or exchange, if any, upon which the offered securities will be listed or quoted.

We may sell from time to time, in one or more offerings, the following securities:

•	common stock;

•	preferred stock (including, without limitation, preferred stock that is convertible into common stock);

•	depositary shares, which represent fractions of shares of preferred stock; and

•	warrants exercisable for common stock and/or preferred stock.

The total dollar amount of all securities that we may issue under this prospectus will not exceed $60,000,000 at the time of issuance.

DESCRIPTION OF COMMON STOCK

Under our certificate of incorporation, as amended to date, we are authorized to issue up to 70,000,000 shares of common stock, $0.01 par value per share. As of April 21, 2004, 49,893,693 shares of common stock were issued and outstanding. The following description of our common stock and provisions of our 2002 Shareholder Rights Plan, certificate of incorporation and bylaws are only summaries, and we encourage you to review complete copies of these documents, which are exhibits to the Registration Statement of which this prospectus is a part.

Dividends, Voting Rights and Liquidation

Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of any preferred stock, holders of common stock are entitled to any dividend declared by our board out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Transfer Agent and Registrar

American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Stockholder Rights Plan

In February of 2002, our board of directors made the decision to concurrently redeem all outstanding stockholder rights under our 1998 Stockholder Rights Plan, and declare a dividend of one new right pursuant to our 2002 Stockholder Rights Plan adopted by the board of directors. Our stockholder rights plan is designed to protect our company and its stockholders against unfair or coercive takeover tactics. It accomplishes this goal by making it more costly, and thus more difficult, to gain control of us without the consent of our board of directors.

The 2002 Stockholder Rights Plan authorized the distribution of one “right” as a dividend on each outstanding share of our common stock to each holder of record on March 15, 2002. Each right entitles the registered holder to purchase from us one one-thousandth (1/1,000) of a share of our Series G Junior Participating Preferred Stock, par value $0.01 per share, at a price of $150.00 per one one-thousandth of a Preferred Share, subject to adjustment. The 2002 Stockholder Rights Plan provides that if a third party acquires more than 15% of our common stock without the prior approval of our board of directors, all of our stockholders (other than the acquiring party) will be entitled to buy either shares of a special series of our preferred shares, or shares of our common stock with a market value equal to double the exercise price for each right they hold. Under these circumstances, the board of directors may instead allow each such right (other than those held by the acquiring party) to be exchanged for one share of our common stock. The exercise or exchange of these rights would have a substantial dilutive effect on the holdings of the acquiring party. Our board of directors retains the right at all times to discontinue the 2002 Stockholder Rights Plan through redemption of all rights, or amend the 2002 Stockholder Rights Plan in any other respect. The rights will expire on March 1, 2012, unless such date is extended or unless we earlier redeem the rights, in each case as described in the 2002 Stockholder Rights Plan.

Delaware Law and Certain Certificate of Incorporation and By-Law Provisions

The provisions of Delaware law and of our certificate of incorporation and by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of Immunomedics.

Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Limitation of Liability; Indemnification. Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any shareholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Stockholders Rights Plan. We have adopted a stockholder rights plan, as discussed above under the caption “Stockholder Rights Plan.”

DESCRIPTION OF PREFERRED STOCK

Under our certificate of incorporation, as amended to date, we are authorized to issue, without further stockholder approval, up to 10,000,000 shares of preferred stock, $0.01 par value per share, having rights senior to those of our common stock. As of April 21, 2004, we did not have any shares of preferred stock outstanding.

Our board of directors is authorized to issue shares of our preferred stock in one or more series and to fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including:

•	dividend rights;

•	conversion rights;

•	voting rights;

•	redemption rights and terms of redemption; and

•	liquidation preferences.

Our board of directors may fix the number of shares constituting any series and the designations of these series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by a certificate of designation relating to each series. The prospectus supplement relating to each series will specify the terms of the preferred stock, including:

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends will be paid, if any;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the voting rights, if any, on the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

Our issuance of preferred stock may have the effect of delaying or preventing an unsolicited change in control of our company. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

DESCRIPTION OF DEPOSITARY SHARES

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we choose to do so, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction, to be set forth in the prospectus supplement, of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include, for example, dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend-disbursing agent for the depositary shares.

Depositary receipts issued pursuant to the depositary agreement will evidence the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of amendment or certificate of designations for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends

The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date, which will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not fewer than 35 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock and the depositary shares.

Voting

Upon receipt of notice of any meeting at which the holders of a series of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying such series of preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution in respect of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement to be for their accounts. The depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt if the charges are not paid.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Federal Income Tax Consequences

Owners of the depositary shares will be treated for United States federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for United States federal income tax purposes, income and deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for United States federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will be, upon such exchange, the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the Registration Statement that includes this prospectus.

General

We may issue warrants for the purchase of our common stock and/or preferred stock in one or more series. We may issue warrants independently or together with common stock and/or preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50.0 million. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•

in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York City, New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised, together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that any applicable trustee or we maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend security, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the security or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary that represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers.

We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. Any applicable trustee and we have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within a specified time period;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or other terms, how potential investors may participate in the auction and the nature of the underwriter’s obligations in the related supplement to this prospectus.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Underwriters

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq

National Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Passive Market Making

Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

The validity of the common stock, the preferred stock, the depositary shares and the warrants will be passed on for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the Registration Statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Immunomedics, Inc. and subsidiaries as of June 30, 2002, and for each of the years in the two-year period ended June 30, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP (KPMG), independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Immunomedics, Inc. has agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on the Company’s past consolidated financial statements incorporated by reference in this registration statement.

4,848,485 Shares of Common Stock

IMMUNOMEDICS, INC.

PROSPECTUS SUPPLEMENT

Lazard Capital Markets

May 1, 2007